Exhibit 10.3

                    CONSULTING AGREEMENT


This Agreement is made effective as of February 11, 1998, by and between Dawson Science Corp., of 575 Lexington Ave, New York
City, New York 10022, and R.I.P. CONSULTANTS, of 86 Trinity
Place, New York, New York 10007.

In this Agreement, the party who is contracting to receive services shall be referred to as "Dawson", and the party who will be providing the services shall be referred to as ""R.I.P."".

"R.I.P." has a background in Over 80 years of experience in Wall
Street both in the brokerage field and on the American Stock
Exchange and is willing to provide services to Dawson based on this background.

Dawson desires to have services provided by "R.I.P.".

Therefore, the parties agree as follows:

1.   DESCRIPTION OF SERVICES.   Beginning on February 11, 1998,
"R.I.P." will provide the following services, (collectively, the "Services"): on a best effort basis we will

(1)  -    "R.I.P. will be consultants to "Dawson" on all matters
that will pertain to their growth in the United States.
(2)  -    Review all materials prepared by "Dawson" for listing
on the American Stock Exchange.
(3)  -    Help in the selection of appropriate attorneys and
accountants.
(4)  -    Facilitating the time it takes for listing on the
exchange by acting as "Dawson" agents.
(5)  -    Interview and make the determination of which
specialist to house "Dawson" stock.
(6)  -    Give all-around financial advice concerning the stock
exchange.
(7)  -    After listing, informing all "R.I.P." clients (325
broker dealers) to buy and try to support "Dawson" because we feel it is a "good buy".
(8)  -    If need be, "R.I.P." will lend "Dawson" the right to
use their name to increase their credibility in the financial community.
(9)  -    Identify and determine the interest of potential
investors, who would consider investing in "Dawson".
(10) -    We will meet with potential investors and include
assisting scheduling meetings and presentations for "Dawson".
(11) -    Give all around advice to "Dawson" based on our
knowledge and skills learned from over 80 years of professional service both in the brokerage and exchange business.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by "R.I.P." shall be determined by "R.I.P.". Dawson will rely on "R.I.P." to work as many hours as may be reasonably necessary to fulfill "R.I.P."'s obligations under this Agreement.

3. PAYMENT. Dawson will pay a fee to "R.I.P." for the Services in the amount of $108,000.00. This fee shall be payable in two parts:
The first part will be that Dawson will pay to "R.I.P." 30,000 shares of company stock upon signing this contract, (As a retainer fee for services to be performed for listing, picking the right Specialist, and supporting the stock)
The second part will be that Dawson will give R.I.P. $9000 a month effective 4 months after successfully being listing on the American Sock Exchange, for all other services contained in this contract. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that "R.I.P." shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which "R.I.P." has not yet been paid,.

4. COMMISSION PAYMENTS. Dawson will make commission payments to "R.I.P." based on 3.00% of any monies raised. For the purposes of this Agreement, any monies raised means Any funding that is raised by either investors or agents that is brought in by "R.I.P." for the benefit of "Dawson." and that commission will be in the form of 1 1/2% in stock, and 1 1/2% in cash.

     a. Accounting. Dawson shall maintain records in sufficient detail for purposes of determining the amount of the commission. Dawson shall provide to "R.I.P." a written accounting that sets forth the manner in which the commission payment was calculated.

5. TERM/TERMINATION. This Agreement may be terminated by either party upon 30 days written notice to the other party.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that "R.I.P." is an independent contractor with respect to Dawson, and not an employee of Dawson. Dawson will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of "R.I.P.".

7. EMPLOYEES. "R.I.P."'s employees, if any, who perform services for Dawson under this Agreement shall also be bound by the provisions of this Agreement. At the request of Dawson, "R.I.P." shall provide adequate evidence that such persons are "R.I.P."'s employees.

8. ASSIGNMENT. "R.I.P."'s obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Dawson.

9. CONFIDENTIALITY. "R.I.P." recognizes that Dawson has and will have the following information:

          -    costs
          -    future plans
          -    business affairs
          -    trade secrets

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Dawson.
"R.I.P." agrees that "R.I.P." will not at any time or in any manner, either directly or indirectly, use any Information for "R.I.P."'s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Dawson. "R.I.P." will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

10. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

11. RETURN OF RECORDS. Upon termination of this Agreement, "R.I.P." shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in "R.I.P."'s possession or under "R.I.P."'s control and that are Dawson's property or relate to Dawson's business.

12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:


If for Dawson:

Dawson Science Corp.
Mr. Wu, Zhi-jian or Mr. Andrew Lee
575 Lexington Ave
New York City, New York 10022

If for "R.I.P.":

R.I.P. CONSULTANTS
Mr. Roy Lerman
Chairman of the Board
86 Trinity Place
New York, New York 10007

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13.  ENTIRE AGREEMENT.   This Agreement contains the entire
agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both partes.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York.


Party receiving services:
Dawson Science Corp.

By:       /s/ Wu Zhi-jian
     Mr. Wu, Zhi-jian
     President


Party providing services:
R.I.P. CONSULTANTS



By:       /s/ Roy Lerman      2/13/98
     Roy Lerman
     Chairman of the Board